Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Autocallable Market - Linked Securities Linked to HYG Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Issuer : Citigroup Global Markets Holdings Inc . Guarantor : Citigroup Inc . Underlying : The iShares ® iBoxx ® $ High Yield Corporate Bond ETF (ticker : “HYG”) Pricing date : January 30 , 2025 Valuation dates : Annually, beginning approximately one year after issuance Final valuation date : January 31 , 2028 Maturity date : February 3 , 2028 Automatic early redemption : If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium : At least 9 . 60 % per annum* CUSIP / ISIN : 1730704 V 2 / US 1730704 V 27 Initial underlying value : The closing value of the underlying on the pricing date Final underlying value : The closing value of the underlying on the final valuation date Underlying return : (Final underlying value - initial underlying value) / initial underlying value Payment at maturity (if not autocalled): • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value is less than the initial underlying value: Hypothetical Interim Payment per Security ** Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value Premium Hypothetical Redemption $1 , 096 . 00 9.60% January 30, 2026 $1 , 192 . 00 19.20% February 1, 2027 $1 , 288 . 00 25 . 00% $1,000 $1 , 288 . 00 0 . 00% All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. $1 , 000 . 00 - 0 . 01% Stated principal amount: $1,000 per security $1 , 000 . 00 - 25 . 00% Preliminary pricing Preliminary Pricing Supplement dated January 8, 2025 supplement: $1 , 000 . 00 - 50 . 00% * The actual premium will be determined on the pricing date. $1 , 000 . 00 - 75 . 00% ** The hypotheticals assume that the premium applicable to each valuation date will be set at the lowest value indicated in this offering summary. $1 , 000 . 00 - 100 . 0 0% If the closing value of the underlying is not greater than or equal to the initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date. Hypothetical Payment at Maturity per Security *** Assumes the securities have not been automatically redeemed prior to maturity. Hypothetical Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100 .0 0% 50.00% $1,288.00 $1,288.00 *** The hypothetical assumes that the premium on the final valuation date will be set at the lowest value indicated in this offering summary.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may not receive any return on your investment in the securities. • Your potential return on the securities is limited. • Although the securities provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the securities are not automatically redeemed prior to maturity or if the underlying declines from the initial underlying value to the final underlying value. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • The securities may be automatically redeemed prior to maturity. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • Sale of the securities prior to maturity may result in a loss of principal. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The iShares® iBoxx® $ High Yield Corporate Bond ETF is subject to significant risks, including interest rate - related and credit - related risks . • The issuer and its affiliates may have conflicts of interest with you . Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.